EXHIBIT (d)(1)(c)

EATON VANCE SERIES TRUST

AMENDMENT NO. 2 TO

INVESTMENT ADVISORY AGREEMENT

ON BEHALF OF

EATON VANCE TAX-MANAGED GROWTH FUND 1.0

This AMENDMENT NO. 2 to the Investment Advisory Agreement (“Amendment”) made as of January 13, 2023, between Eaton Vance Series Trust, a Massachusetts business trust (the “Trust”), on behalf of Eaton Vance Tax-Managed Growth Fund 1.0 (the “Fund”), and Eaton Vance Management, a Massachusetts business trust (the “Adviser”).

WHEREAS, the Trust, on behalf of the Fund, entered into an Investment Advisory Agreement dated March 1, 2021 as amended by Amendment No.1 dated July 1, 2022 with the Adviser (the “Advisory Agreement”), which provides that the Adviser shall be entitled to receive compensation at a certain rate; and

WHEREAS, the Adviser has offered to reduce such advisory fee rate, and the Trust has accepted such fee reduction on behalf of the Fund, such fee reduction being effective as of January 13, 2023; and

WHEREAS, the Adviser and the Trust wish to memorialize said fee reduction in writing;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and the Adviser hereby jointly and severally agree as follows:

1.	Appendix A of the Advisory Agreement is replaced in its entirety with the Appendix A attached hereto.

2.	Except as specifically set forth herein, all of the other terms of the Advisory Agreement shall remain in full force and effective.

3.	This Amendment may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be executed in written form or using electronic or digital technology, whether it is a computer-generated signature, an electronic copy of the party’s true ink signature, DocuSign, facsimile or otherwise. Delivery of an executed counterpart of the Amendment by facsimile, e-mail transmission via portable document format (.pdf), DocuSign, or other electronic means will be equally as effective and binding as delivery of a manually executed counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EATON VANCE SERIES TRUST on behalf of

EATON VANCE TAX-MANAGED GROWTH FUND 1.0

   By: /s/ James F. Kirchner

James F. Kirchner

Secretary and not individually

EATON VANCE MANAGEMENT

     By: /s/ Yana S. Barton

Yana S. Barton

Vice President and not individually

APPENDIX A

As amended January 13, 2023

For the services, payments and facilities furnished by the Adviser under this Agreement, the Adviser is entitled to receive from the Fund compensation as set forth below:

Average Daily Net Assets for the Month	Annual Fee Rate
Up to $500 million	0.5575%
$500 million but less than $1 billion	0.4950%
$1 billion but less than $1.5 billion	0.4325%
$1.5 billion but less than $7 billion	0.3700%
$7 billion but less than $10 billion	0.3575%
$10 billion but less than $15 billion	0.3450%
$15 billion but less than $20 billion	0.3325%
$20 billion but less than $25 billion	0.3225%
$25 billion but less than $30 billion	0.3125%
$30 billion but less than $35 billion	0.3020%
$35 billion but less than $45 billion	0.2970%
$45 billion and over	0.2920%

Compensation is based on average daily net assets per annum that are not invested in other investment companies for which the Adviser or its affiliates (i) serves as adviser and (ii) receives an advisory fee.

In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which the Agreement is in effect.

The Fund’s daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust. Such compensation shall be paid monthly in arrears. The Adviser may, from time to time, waive all or a part of the above compensation.